Exhibit 99.1

Adtalem Global Education Names Stephen Beard as Senior Vice President, General Counsel

CHICAGO--(BUSINESS WIRE)--February 1, 2018--Adtalem Global Education (NYSE: ATGE), a leading global education provider, today announced that Stephen Beard has been named senior vice president, general counsel, effective February 1, 2018. Beard replaces Adtalem’s former chief legal officer Gena Ashe, and will serve on the company’s executive leadership team, reporting to president and CEO, Lisa Wardell. He will also be responsible for strategic leadership and oversight of all legal matters impacting the enterprise worldwide.

“I would like to thank Gena for her support and contributions to our organization during her tenure,” said Lisa Wardell, President and CEO of Adtalem. “I’m also pleased to welcome Stephen to Adtalem. He brings extensive strategic legal experience and corporate governance expertise to the role of general counsel. His depth of experience in managing a global legal function, coupled with his broad experience in managing a number of key corporate governance functions, makes Stephen a strong fit as a senior leader supporting Adtalem’s educational mission and strategy.”

Most recently, Beard was executive vice president, general counsel and chief administrative officer of Heidrick & Struggles International, Inc., a global executive search and leadership consulting firm operating in 25 countries worldwide. At Heidrick & Struggles, Beard was responsible for oversight of the firm’s legal and regulatory matters globally, as well as for managing the company’s global strategy and corporate development functions. Prior to joining Heidrick & Struggles, Beard was in private practice with Schiff Hardin, LLP. He began his legal career as a law clerk for the Honorable Frank Sullivan, Jr. (ret), associate justice of the Indiana Supreme Court.

Beard holds a Juris Doctorate from Indiana University Maurer School of Law, and a Bachelor of Arts degree in political science from the University of Illinois, Urbana. He is a member and past chair of the City of Chicago Board of Ethics, a board member of A Better Chicago, and a Chicago United, 2013 Business Leader of Color Award recipient.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider, and the parent organization of Adtalem Educacional do Brasil, American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Carrington College, Chamberlain University, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com.

CONTACT:
Adtalem Global Education
Media Contact:
Ernie Gibble
ernie.gibble@adtalem.com
630-353-9920
or
Investor Contact:
Beth Coronelli
beth.coronelli@adtalem.com
630-353-9035